EXHIBIT 99.1

Huttig Building Products, Inc. Announces Five-Year $250 Million Credit Facility

ST. LOUIS, July 18, 2017 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (NASDAQ:HBP), a leading domestic distributor of millwork, building materials and wood products, today announced it has entered into an agreement to amend and extend its $160 million senior secured credit facility. The amendment, among other things, increases borrowing capacity from $160 million to $250 million, reduces interest rate charges and extends the facility for five years from the execution date, to July 14, 2022. The amended facility may be increased to $300 million, through an uncommitted $50 million accordion feature, subject to certain conditions. Wells Fargo Capital Finance, LLC (Wells Fargo), Bank of America, N.A. (Bank of America) and JPMorgan Chase Bank, N.A. (JPMorgan) are lenders under the facility.

“Our amended credit facility allows us to continue implementing our investment strategy,” said Oscar A. Martinez, Huttig’s Vice President and Chief Financial Officer. “While the facility did not expire until 2019, the increased size and extended maturity provides the capital structure flexibility to fuel our continued growth. We are pleased to continue our relationship with Wells Fargo, Bank of America and JPMorgan who have been valued lending partners.”

Pricing for the amended facility is based on LIBOR plus 125 to 175 basis points, depending on levels of average borrowing availability. Under the prior facility amendment, pricing was at LIBOR plus 150 to 225 basis points.

Further details concerning the amendment are contained in the Company’s Current Report on Form 8-K which has been filed with the Securities and Exchange Commission.

About Huttig

Huttig Building Products, Inc., currently in its 133rd year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

For more information about Huttig, please visit www.huttig.com or contact Don Hake at investor@huttig.com.